                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP
                               New York, New York

                                 April 29, 1999

Razorfish, Inc.
107 Grand Street
New York, NY  10013

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on April 29, 1999 and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,772,548 shares of your Class A Common Stock, $.01 par value (the "Common Stock"), which will be issuable under the Amended and Restated 1997 Stock Option and Incentive Plan and the 1999 Stock Incentive Plan (the "Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the shares of Common Stock under the Plans (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              MORRISON & FOERSTER LLP